For Release Thursday, July 1, 2004

Press Contact:
Jonathan Korzen
Audible, Inc.
(973) 837 2718
jkorzen@audible.com

AUDIBLE RELISTS ON NASDAQ AND ANNOUNCES NEW BOARD MEMBER

Veteran Executive William H. Washecka Joins Board of Directors

WAYNE, NJ, Thursday, July 1, 2004— Audible, Inc. (Nasdaq: ADBL; formerly OTC BB: ADBLD), the leading provider of digitally delivered spoken word audio, today announced that the Company’s stock will be relisted and trade on The NASDAQ Small Cap Market under the symbol “ADBL” effective today, Thursday, July 1, 2004. Prior to the relisting, Audible’s common stock traded on the Over-the-Counter Bulletin Board under the symbol “ADBLD”.

“Returning to NASDAQ is part of our strategy to increase awareness of Audible’s category leadership position and enhance our visibility within the investment community,” noted Donald R. Katz, Chairman and CEO, Audible, Inc. “Over the past year, Audible has made tremendous gains in terms of growth and strategic advances on all fronts. We have achieved positive cash flow generation and profitability, and we have restructured our finances and capital structure to enhance the clarity and solidity of our business. We believe that trading on NASDAQ will enable progress going forward to be reflected in the marketplace.”

In other news, Audible announced the appointment of William H. Washecka to the Company’s Board of Directors as an independent director and Chairman of the Audit Committee. Mr. Washecka is a recognized leader and accounting expert in the financial community, spending close to 30 years at Ernst & Young, LLP.

During his tenure at Ernst & Young, LLP, Mr. Washecka established and managed Ernst & Young’s High Technology and Emerging Business Practice. He provided audit, tax, and consulting services to many leading public companies, such as Apple Computer, AOL, Human Genome Sciences, and others.

“Bill Washecka is a seasoned accounting expert, with three decades of experience under his belt, who has also been a strategic advisor to a number of emerging growth companies -- most notably to AOL during their years of hyper-growth,” said Mr. Katz. “As Audible continues to capitalize on our strategic initiatives and expand its market reach, we feel assured that Bill’s experience and expertise will be an invaluable asset.”

Mr. Washecka also currently serves as the Chairman of the Audit Committee and member of the Board of Directors for Visual Networks, Inc., a leading provider of application delivery management solutions. Additionally, he serves on the Board of Directors of Online Resources, a leading outsourcer of online banking and payment services. He graduated from Bernard M. Baruch College of the City University of New York and the Kellogg Executive Management Program. Mr. Washecka is a certified public accountant licensed in Maryland, Virginia, Washington, D.C., and New York.

About Audible.com:
Audible.com, recently named the best consumer Web service by CNet.com, and one of the “Best of Today’s Web” by PC World, features daily audio editions of The Wall Street Journal and The New York Times — available on a subscription basis in time for the morning drive to work each day — as well as Forbes, Harvard Business Review, Scientific American, and Fast Company. The site offers a powerful collection of audiobook best sellers and classics by authors such as Tom Clancy, Stephen King, John Grisham, Janet Evanovich, James Patterson, the Dalai Lama, David McCullough, Stephen Hawking, William Shakespeare, Emily Dickinson, and Jane Austen. There are also speeches, lectures, and on-demand radio programs including Marketplace, All Things Considered, Car Talk, Fresh Air, and This American Life, and original shows such as RobinWilliams@audible.com. All of the programs at audible.com are available for computer-based playback, burning to audio CD, and on-the-go listening using numerous AudibleReady® portable digital audio players offered by leading consumer electronics and computer manufacturers.

About Audible, Inc.:
Audible® (www.audible.com®) is the Internet's leading premium spoken audio source. Content from Audible is downloaded and played back on personal computers, CDs, or AudibleReady® computer-based mobile devices. Audible has 48,000 hours of audio programs from more than 165 content partners that include leading audiobook publishers, broadcasters, entertainers, magazine and newspaper publishers and business information providers. Audible.com is Amazon.com's and the Apple iTunes Music Store’s pre-eminent provider of spoken word products for downloading or streaming via the Web. Additionally, the Company is strategically aligned with Random House, Inc. in the first-ever imprint to produce spoken word content specifically suited for digital distribution, Random House Audible. Among the Company's key business relationships are Apple Corp., Creative Labs, Gateway, Inc., Hewlett-Packard Company, Microsoft Corporation, palmOne, Inc., PhatNoise Inc., RealNetworks, Inc., Rio Audio, Roxio, Inc., Sony Electronics, Texas Instruments Inc., and VoiceAge Corp.

Audible, www.audible.com, Audible Otis, AudibleListener, and AudibleReady are registered trademarks of Audible, Inc. and all are part of the family of Audible, Inc. trademarks.

Other product or service names mentioned herein are the trademarks of their respective owners.

This press release contains information about Audible, Inc. that is not historical fact and may be deemed to contain forward-looking statements about the company. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties, including, without limitation, Audible’s limited operating history, history of losses, uncertain market for its services, and its inability to license or produce compelling audio content and other risks and uncertainties detailed in the company’s Securities and Exchange Commission filings.

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